Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Ironwood Pharmaceuticals
Susan Brady
617.621.8304
sbrady@ironwoodpharma.com

IRONWOOD PHARMACEUTICALS PROVIDES

FOURTH QUARTER 2010 INVESTOR UPDATE

CAMBRIDGE, Mass., March 3, 2011 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today provided an update on its recent and fourth quarter 2010 business activities.

Fourth Quarter 2010 and Recent Highlights

Linaclotide

•                  In November, Ironwood and its U.S. partner, Forest Laboratories, Inc., completed the clinical efficacy portion of the linaclotide development program to support upcoming regulatory submissions in both the U.S. and the E.U. Linaclotide met 66 out of 66 U.S. and E.U. primary and secondary endpoints in the four Phase 3 trials assessing its efficacy and safety in patients with irritable bowel syndrome with constipation (IBS-C) or chronic constipation (CC). Diarrhea was the most common adverse event in linaclotide-treated patients in these trials.

In the 26-week Phase 3 IBS-C trial, improvements in both abdominal pain and complete spontaneous bowel movements were achieved for linaclotide-treated patients in the first week of treatment, and these improvements were sustained throughout the entire period. Of particular note, at the 26th week of treatment, linaclotide-treated patients had a mean reduction in abdominal pain of 50 percent compared to 27 percent for placebo-treated patients (p<0.0001).

•                  Ironwood and Forest are on track to submit a New Drug Application (NDA) for linaclotide with the U.S. Food and Drug Administration for both the IBS-C and CC indications in the third quarter of 2011.

•                  Ironwood’s European partner, Almirall, S.A., is on track to submit a Market Authorization Application (MAA) for linaclotide with the European Medicines Agency for the IBS-C indication in the second half of 2011.

•                  Ironwood and Forest were recently informed that all six linaclotide-related abstracts submitted for presentation at the 2011 Digestive Disease Week (DDW) annual meeting have been accepted. Four will be discussed in oral presentations and two will be made available through poster presentations. These presentations will be the first time that Ironwood and Forest discuss the full results of the two Phase 3 IBS-C clinical trials. These presentations will be made May 7–9, 2011 at the DDW annual meeting in Chicago.

Pipeline and Corporate

•                  Ironwood continues to advance its pipeline, which includes product candidates and research efforts focused on gastrointestinal disease, pain and inflammation, respiratory and allergic disease, and cardiovascular disease. To augment its internal discovery capabilities, Ironwood recently initiated a collaboration with Protagonist Therapeutics, Inc. through which Protagonist will use its proprietary disulfide rich peptide technology platform to discover peptides against targets identified by Ironwood. Ironwood has the right to advance such peptides through preclinical and clinical development, and if such development is successful, commercialization.

•                  Ironwood ended fiscal year 2010 with $248 million of cash, cash equivalents, and available-for-sale securities. Based on its current operating plan, Ironwood targets ending fiscal year 2011 with greater than $150 million of cash, cash equivalents, and available-for-sale securities.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time today to discuss its business activities. Individuals interested in participating in the call should dial (888) 206-4836 (U.S. and Canada) or (913) 312-0679 (international) using conference ID number 9353790. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting today at approximately 11:30 a.m. Eastern Time, running through 11:59 p.m. Eastern Time on March 17, 2011. To listen to the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international) using conference ID number 9353790. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call.

About Linaclotide

Linaclotide, an investigational drug, is an agonist of the guanylate cyclase type-C (GC-C) receptor located on the luminal surface of the intestine. In preclinical models, linaclotide has been shown to reduce visceral pain, increase fluid secretion, and accelerate intestinal transit. The effects on secretion and transit are mediated through cyclic guanosine monophosphate (cGMP), which is also believed to modulate the activity of local nerves to reduce pain. Linaclotide is an orally delivered peptide that acts locally in the gut with no measurable systemic exposure at therapeutic doses and is intended for once-daily administration. Linaclotide is in Phase 3 clinical development for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation. The efficacy portion of linaclotide’s development program has been completed and will support the NDA submission for both indications, as well as the MAA submission for the IBS-C indication. An issued composition of matter patent for linaclotide provides protection to 2025. Ironwood and Forest are co-developing and, if it is approved, will co-promote linaclotide in the United States. Ironwood has out-licensed linaclotide to Almirall for European development and commercialization, and to Astellas Pharma Inc. for development and commercialization in Japan, Indonesia, Korea, the Philippines, Taiwan, and Thailand.

About Irritable Bowel Syndrome with Constipation (IBS-C)

IBS-C is a chronic functional gastrointestinal disorder characterized by abdominal pain, discomfort, and bloating associated with altered bowel habits, and as many as 11 million people in the U.S. suffer from it. There are currently few available therapies to treat this disorder and there is a high rate of dissatisfaction with available therapies. Patients suffering from IBS-C can be affected physically, psychologically, socially, and economically.

About Chronic Constipation (CC)

As many as 34 million Americans suffer from symptoms associated with CC and 8.5 million patients have sought treatment. Patients with CC often experience hard and lumpy stools, straining during defecation, a sensation of incomplete evacuation, and fewer than three bowel movements per week, as well as discomfort and bloating. This condition significantly affects patients’ quality of life by impairing their ability to work and participate in typical daily activities. There is a high rate of dissatisfaction with currently available treatments.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is an entrepreneurial pharmaceutical company dedicated to the art and science of great drugmaking. Linaclotide, Ironwood’s GC-C agonist, is in Phase 3 clinical development for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation. The efficacy portion of linaclotide’s development program has been completed and will support the NDA submission for both indications, as well as the MAA submission for the IBS-C indication. Ironwood also has a growing pipeline of additional drug candidates in earlier stages of development. Ironwood is located in Cambridge, Mass. To learn more, visit www.ironwoodpharma.com.

This press release contains forward looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, the timing of the filing of a New Drug Application or a Marketing Authorization Application for linaclotide, linaclotide’s potential as a treatment for IBS-C or chronic constipation, our potential presentations at DDW, the potential size of linaclotide’s target patient population, and our targeted cash-on-hand for 2011. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that our linaclotide development activities do not progress as expected, serious adverse events arise in patients that are deemed to be definitely or probably related to linaclotide treatment, the incidence or severity of diarrhea in patients treated with linaclotide is higher than expected, we are unable to produce an adequate commercial supply of linaclotide, as well as risks related to the difficulty of predicting regulatory approvals, the acceptance of and demand for new pharmaceutical products, the impact of competitive products and pricing, and whether linaclotide will ever be commercialized successfully. Applicable risks also include those that are listed in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010, in addition to the risk factors that are listed from time to time in Ironwood Pharmaceuticals’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. These forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Ironwood Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and available-for-sale securities	$248,027	$122,306
Accounts receivable, net	2,895	5,219
Prepaid expenses and other assets	8,153	2,673
Current assets of discontinued operations	—	1,250
Total current assets	259,075	131,448
Property and equipment, net	34,369	21,754
Other assets	7,921	8,153
Long-term assets of discontinued operations	—	1,096
Total assets	$301,365	$162,451

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$21,380	$21,454
Current portion of long-term debt and capital lease obligations	197	1,079
Current portion of deferred rent	2,799	180
Current portion of deferred revenue	40,050	32,360
Current liabilities of discontinued operations	—	1,364
Total current liabilities	64,426	56,437
Long-term debt and capital lease obligations	393	939
Deferred rent	14,612	10,486
Deferred revenue	62,383	93,642
Long-term liabilities of discontinued operations	—	937
Convertible preferred stock	—	298,350
Total stockholders’ equity (deficit)	159,551	(298,340)
Total liabilities and stockholders’ equity (deficit)	$301,365	$162,451

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue	$16,772	$8,404	$43,857	$34,321
Operating expenses:
Research and development	21,266	24,182	77,454	76,100
General and administrative	8,301	5,589	27,169	19,037
Total operating expenses	29,567	29,771	104,623	95,137
Loss from operations	(12,795)	(21,367)	(60,766)	(60,816)
Other income (expense), net	1,144	666	1,411	522
Net loss from continuing operations before income tax benefit	(11,651)	(20,701)	(59,355)	(60,294)
Income tax benefit(1)	—	(143)	(2,944)	(296)
Net loss from continuing operations	(11,651)	(20,558)	(56,411)	(59,998)
Net income (loss) from discontinued operations(1)	—	(4,016)	4,551	(13,314)
Net loss	(11,651)	(24,574)	(51,860)	(73,312)
Net (income) loss from discontinued operations attributable to noncontrolling interest	—	644	(1,121)	2,127
Net loss attributable to Ironwood Pharmaceuticals, Inc.	$(11,651)	$(23,930)	$(52,981)	$(71,185)
Net income (loss) per share attributable to Ironwood Pharmaceuticals, Inc.—basic and diluted:
Continuing operations	$(0.12)	$(2.83)	$(0.63)	$(8.43)
Discontinued operations	—	(0.47)	0.04	(1.57)
Net loss per share	$(0.12)	$(3.30)	$(0.59)	$(10.00)
Weighted average number of common shares used in net income (loss) per share attributable to Ironwood Pharmaceuticals, Inc.—basic and diluted	98,615,754	7,249,416	89,653,364	7,116,774

(1) The results of operations for the year ended December 31, 2010 include a $2.9 million income tax benefit associated with the sale of the company’s subsidiary, Microbia, Inc. The company has recorded this income tax benefit from continuing operations in the quarter ended September 30, 2010 and has offset this benefit by an identical and corresponding income tax provision from discontinued operations in that same period.